Exhibit 99.1
Global Water Resources Reports Fourth Quarter and Full Year 2018 Results

PHOENIX, AZ – March 6, 2019 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the year ended December 31, 2018. All annual comparisons are to the previous year unless otherwise noted.
Full Year 2018 Financial Highlights

•
Revenues increased 13.8% to $35.5 million from $31.2 million, driven primarily by a $2.5 million recognition of revenue under infrastructure coordination and financing agreements (ICFAs) in connection with the substantial completion of capital improvements that increased the capacity of Palo Verde's wastewater reclamation facility. The increase in revenue was also due to growth in active connections of 12.0% and approved rate increases, partially offset by rate reductions due to tax reform.

•	Secured a two-year revolving line of credit of up to $8.0 million to support the company's growth strategy.

•
Raised net proceeds of $14.6 million from equity raise. The company used and anticipates further using the net proceeds from the offering to fund acquisitions and for working capital and other general corporate purposes.

•	Received an extension from the Internal Revenue Service (IRS) to defer the remaining gain realized from the disposition of the Valencia Water Company facility until the end of 2019.
Full Year 2018 Operational Highlights

•	Total active connections increased 12.0% to 43,687 at December 31, 2018 from 38,997 at December 31, 2017, with organic connections up 5.2%.

•
Acquired and successfully on-boarded Global Water - Turner Ranches Irrigation, LLC, a non-potable irrigation water utility in Mesa, Arizona. Turner added 963 connections and approximately seven square miles of service area at the time of the acquisition.

•
Acquired and successfully on-boarded Global Water - Red Rock Utilities, LLC, an operator of a water and a wastewater utility with service areas in Pima and Pinal counties of Arizona. Red Rock added more than 1,650 connections and approximately nine square miles of service area at the time of acquisition.

•	Named finalist in 2018 Environmental Excellence Awards by Arizona Forward for our effective implementation of Total Water Management (TWM).
Management Commentary

“Our strong organic growth plus recent acquisitions drove continued topline growth for the quarter and the year,” said Global Water Resources' president and CEO, Ron Fleming. “We believe our focus on consolidating, improving, and automating water and wastewater utilities provides great benefits to our customers.

“We see organic and acquisitive growth opportunities ahead, as demand for innovative water and wastewater services continues to increase in the fast-growing Metropolitan Phoenix area. For the communities we serve, our customers continue to benefit from our focus on customer service, efficient operations, and the implementation of Total Water Management, or TWM, a holistic approach of achieving meaningful conservation. We believe our strategic growth initiatives, which includes broader adoption of TWM, will allow Global Water and its customers to realize the benefits of regional consolidated water, wastewater, and recycled water service in areas of water scarcity.”

2018 Financial Summary

Revenues

Revenues for the full year 2018 increased by $4.3 million, or 13.8%, to $35.5 million, compared to $31.2 million in the same period in 2017. The increase in revenues was primarily driven by a $2.5 million recognition of revenue under ICFAs in connection with the substantial completion of capital improvements that increased the capacity of Palo Verde's wastewater reclamation facility. The increase in revenue also reflects the 12.0% increase in active service connections, inclusive of organic growth of 5.2% and acquisition growth of 2.5% and 4.3%, due to the Turner and Red Rock acquisitions, respectively. The increase in revenue due to acquisitions was partially offset by rate reductions due to tax reform. Excluding ICFA revenue, revenues increased 5.9%.

Operating Expenses

Operating expenses increased by $2.4 million, or 10.0%, to $26.2 million in 2018, compared to $23.9 million in 2017. The increase was due primarily to increases in general and administrative expense, specifically in professional fees, deferred compensation, and personnel expense. The increase in operating expenses was also due to increases in operations and maintenance expense associated with the Turner and Red Rock acquisitions as well as normal expense increases due to growth, such as utilities, property taxes, and personnel expenses, coupled with an increase in depreciation.

Other Expense

Total other expense increased by $1.0 million, or 29%, to $4.4 million in 2018, compared to $3.4 million in 2017. The increase was primarily attributed to a decrease in the Valencia earn-out of $0.9 million.

Net Income

Net income totaled $3.1 million, or $0.15 per share, for the year ended December 31, 2018, compared to $4.6 million, or $0.23 per share, in 2017. The decrease was primarily attributed to a $2.3 million increase in income tax expense combined with a $1.0 million increase in other expense. The decrease was partially offset by a $1.9 million increase in operating income, which was primarily driven by the $2.5 million ICFA revenue recognized for the year ended December 31, 2018, coupled with organic growth and acquisition growth, partially offset by reductions due to tax reform.

Adjusted EBITDA

Adjusted EBITDA decreased $755,000, or 4.6%, to $15.6 million in 2018, compared to $16.4 million in 2017. The decrease was primarily driven by the decrease in the Valencia earn-out, combined with the reduction to revenue as a result of rate reductions due to tax reform. Partially offsetting the decrease was an increase in organic connection growth, the addition of Turner and Red Rock customers and higher rates. (See definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below.)

Dividend Policy
The company declared a monthly cash dividend of $0.023861 per common share (or $0.286332 per share on an annualized basis), which will be payable on March 29, 2019 to holders of record at the close of business on March 15, 2019.

Business Outlook
Global Water's near-term growth strategy for its regulated water, wastewater, and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. The company will also focus more on its original mission of aggregating water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
As of December 31, 2018, active service connections increased by 4,690, or 12.0%, to 43,687, compared to 38,997 at December 31, 2017. The increase in active service connections primarily related to the organic growth in the company's current service areas (2,022 connections, or 5.2%), coupled with the acquisitions of Turner (963 connections, or 2.5%) and Red Rock (1,705 connections, or 4.4%). As of December 31, 2018, the vacancy rate was at 1.4%, down from the peak of 11.9% in February 2009.

Arizona’s Growth Corridor: Positive Population Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The area's population has increased throughout 2017 and 2018, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 4.9 million by 2020, up 15% from 2016 census estimates, and reach 6.5 million by 2040.

According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus Panel ("Greater Phoenix Blue Chip"), most sectors of real estate are expected to experience improved occupancy and growth. For Maricopa County and Pinal County combined, the Homebuilders Association of Central Arizona, reported that single family housing permits grew 13% to 22,437 units in 2018. Permits are forecasted by the Greater Phoenix Blue Chip to increase to nearly 27,000 permits in 2019. In the City of Maricopa, where Global Water has its largest water and wastewater permitted utility service area, the Home Builders Association of Central Arizona reports that permits are up 18% year-over-year.

The company believes this growth outlook, combined with three additional years of rate increase phase-ins, creates an opportunity for it to significantly increase its active connections and grow revenues.

Conference Call
Global Water Resources will hold a conference call to discuss its 2018 results tomorrow, followed by a question and answer period.

Date: Thursday, March 7, 2019
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10006206

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through March 21, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10006206

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 12 utilities which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually.

The company has been recognized for its highly-effective implementation of Total Water Management (TWM), an integrated approach to managing the entire water cycle by owning and operating water, wastewater and recycled water utilities within the same geographic area to maximize the beneficial use of recycled water. TWM conserves water by using the right water for the right use and helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures
This press release contains references to "EBITDA" and Adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; and (iii) equity method investment. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors measures of our recurring core business. However, EBITDA and Adjusted EBITDA are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”) and do not have a standardized meaning prescribed by GAAP. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP measures, such as EBITDA and Adjusted EBITDA should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to Net Income, the most comparable GAAP measures, are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future net income growth, our strategy, acquisition plans, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, expected effect due to tax reform, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2018 which was filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2018	December 31, 2017
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	312,148	289,051
Less accumulated depreciation	(85,093)	(75,592)
Net property, plant and equipment	227,055	213,459
CURRENT ASSETS:
Cash and cash equivalents	12,756	5,248
Accounts receivable — net	1,488	1,528
Due from affiliates	406	430
Accrued revenue	1,998	1,759
Prepaid expenses and other current assets	686	700
Total current assets	17,334	9,665
OTHER ASSETS:
Goodwill	2,639	—
Intangible assets — net	12,972	12,772
Regulatory asset	1,793	1,871
Deposits	128	—
Bond service fund and other restricted cash	441	436
Equity method investment	79	345
Other noncurrent assets	20	20
Total other assets	18,072	15,444
TOTAL ASSETS	262,461	238,568
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	604	321
Accrued expenses	7,465	7,252
Customer and meter deposits	1,460	1,395
Long-term debt and capital leases — current portion	47	8
Total current liabilities	9,576	8,976
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,507	114,363
Deferred revenue - ICFA	17,358	19,746
Regulatory liability	8,851	8,463
Advances in aid of construction	67,684	62,725
Contributions in aid of construction — net	10,670	4,425
Deferred income tax liabilities, net	4,350	3,114
Acquisition liability	934	934
Other noncurrent liabilities	660	962
Total noncurrent liabilities	225,014	214,732
Total liabilities	234,590	223,708
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 21,530,470 and 19,631,266 shares issued as of December 31, 2018 and December 31, 2017, respectively.	215	196
Treasury stock, 59,174 and no shares at December 31, 2018 and December 31, 2017, respectively.	(1)	—
Paid in capital	27,657	14,288
Retained earnings	—	376
Total shareholders' equity	27,871	14,860
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	262,461	238,568

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2018	2017	2016
REVENUES:
Water services	$15,344	$14,367	$13,978
Wastewater and recycled water services	17,654	16,765	15,740
Unregulated revenues	2,517	76	81
Total revenues	35,515	31,208	29,799

OPERATING EXPENSES:
Operations and maintenance	6,630	6,087	6,188
Operations and maintenance - related party	1,599	1,462	1,853
General and administrative	10,548	9,407	9,667
Depreciation	7,469	6,908	6,279
Total operating expenses	26,246	23,864	23,987
OPERATING INCOME	9,269	7,344	5,812

OTHER INCOME (EXPENSE):
Interest income	101	19	18
Interest expense	(5,255)	(5,125)	(11,866)
Other	592	1,478	2,222
Other - related party	178	234	15
Total other expense	(4,384)	(3,394)	(9,611)

INCOME (LOSS) BEFORE INCOME TAXES	4,885	3,950	(3,799)
INCOME TAX (EXPENSE) BENEFIT	(1,782)	601	1,287
NET INCOME (LOSS)	$3,103	$4,551	$(2,512)

Basic earnings (losses) per common share	$0.15	$0.23	$(0.13)
Diluted earnings (losses) per common share	$0.15	$0.23	$(0.13)
Dividends declared per common share	$0.28	$0.28	$0.26

Weighted average number of common shares used in the determination of:
Basic	20,468,509	19,605,239	19,146,534
Diluted	20,507,437	19,644,768	19,146,534

GLOBAL WATER RESOURCES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2018	2017	Change	% Change
REVENUES:
Water services	$3,848	$3,520	$328	9.3%
Wastewater and recycled water services	4,324	4,263	61	1.4%
Unregulated revenues	81	17	64	nm
Total revenues	8,253	7,800	453	5.8%

OPERATING EXPENSES:
Operations and maintenance	1,692	1,588	104	6.5%
Operations and maintenance - related party	453	371	82	22.1%
General and administrative	2,389	2,376	13	0.5%
Depreciation	1,974	1,744	230	13.2%
Total operating expenses	6,508	6,079	429	7.1%
OPERATING INCOME	1,745	1,721	24	1.4%

OTHER INCOME (EXPENSE):
Interest income	64	5	59	nm
Interest expense	(1,362)	(1,236)	(126)	nm
Other	33	351	(318)	(90.6)%
Other - related party	68	65	3	4.6%
Total other expense	(1,197)	(815)	(382)	46.9%

INCOME/(LOSS) BEFORE INCOME TAXES	548	906	(358)	(39.5)%
INCOME TAX EXPENSE	(654)	876	(1,530)	nm
NET INCOME/(LOSS)	$(106)	$1,782	$(1,888)	(105.9)%

Basic earnings/(losses) per common share	$—	$0.09
Diluted earnings/(losses) per common share	$—	$0.09
Dividends declared per common share	$0.07	$0.07

Weighted average number of common shares used in the determination of:
Basic	21,471,296	19,631,266
Diluted	21,499,567	19,680,507
nm - not meaningful

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,103	$4,551	$(2,512)
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	1,714	1,550	2,234
Depreciation	7,469	6,908	6,279
Write-off of debt issuance costs	—	—	2,165
Amortization of deferred debt issuance costs and discounts	101	44	428
Loss on sale of Willow Valley	—	—	54
Loss on equity investment	265	136	340
Other gains	(27)	—	(978)
Provision for doubtful accounts receivable	93	128	70
Deferred income tax expense	1,236	529	(1,408)
Changes in assets and liabilities
Accounts receivable	178	(179)	(409)
Other current assets	(110)	(116)	(415)
Accounts payable and other current liabilities	(688)	(1,247)	(4,087)
Other noncurrent assets	73	(1,763)	117
Other noncurrent liabilities	(2,100)	615	17
Net cash provided by operating activities	11,307	11,156	1,895
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,787)	(20,885)	(8,588)
Cash paid for acquisitions, net of cash acquired	(8,475)	—	—
Proceeds from the sale of Willow Valley	—	—	2,254
Deposits of restricted cash, net	1	(208)	154
Other cash flows from investing activities	(64)	95	13
Net cash used in investing activities	(13,325)	(20,998)	(6,167)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(5,791)	(5,399)	(5,036)
Advances in aid of construction	817	574	346
Proceeds from stock option exercise	790	375	—
Principal payments under capital lease	(27)	(79)	(378)
Refunds of advances for construction	(896)	(854)	(794)
Loan borrowings	140	—	115,000
Loan repayments	(9)	(5)	—
Repayments of bond debt	—	—	(106,695)
Proceeds withdrawn from bond service fund	—	—	8,825
Proceeds from sale of stock	15,910	—	8,372
Payment of Sonoran acquisition liability	—	—	(2,800)
Debt issuance costs paid	(134)	(20)	(760)
Payments of offering costs for sale of stock	(1,274)	—	(2,823)
Net cash provided by (used in) financing activities	9,526	(5,408)	13,257
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,508	(15,250)	8,985
CASH AND CASH EQUIVALENTS — Beginning of period	5,248	20,498	11,513
CASH AND CASH EQUIVALENTS – End of period	12,756	5,248	20,498

A reconciliation of net income to EBITDA and Adjusted EBITDA for the years ended December 31, 2018 and 2017 is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net Income	$(106)	$1,782	$3,103	$4,551
Income tax expense	654	(876)	1,782	(601)
Interest income	(64)	(5)	(101)	(19)
Interest expense	1,362	1,236	5,255	5,125
Depreciation	1,974	1,744	7,469	6,908
EBITDA	3,820	3,881	17,508	15,964
ICFA Revenue Recognition	(68)	—	(2,456)	—
Board option expense	—	43	68	174
Management option expense	67	78	255	122
Equity investment loss	45	31	265	135
EBITDA Adjustments	44	152	(1,868)	431
Adjusted EBITDA	$3,864	$4,033	$15,640	$16,395